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        AGREEMENT FOR THE SALE OF BUSINESS BY TRANSFER OF CAPITAL STOCK


     THIS AGREEMENT, is made on December 23rd, 1998, between GLOBAL CASINOS, INC., a Utah corporation, (Sellers), and WILLIAM C. MARTIN, (Buyer).

                                   RECITALS

     DESTINATION MARKETING SERVICES, INC, a Colorado corporation, (the "Corporation"), is a Colorado corporation, doing marketing business under various trade names in Colorado Springs, Colorado.

     Seller, as the owner of all of the outstanding and issued shares of common stock of the Corporation, desires to sell the Corporation?s business to the Buyer by a transfer of all of Seller's capital stock in the Corporation to the Buyer, and

     Buyer desires to purchase all of Seller's stock in the Corporation pursuant to the terms and conditions of this Agreement.

     NOW THEREFORE, for and in consideration of the mutual covenants and conditions, and other good and valuable consideration, the parties agree as follows:

     1. SALE AND PURCHASE OF STOCK. Seller will sell, transfer and deliver to Buyer at closing all of its shares of the issued and outstanding capital stock of the Corporation, free of all liens and encumbrances, that being all of Corporation's issued and outstanding capital stock, and Buyer will purchase the shares subject to the provisions of this Agreement.

     2. PURCHASE PRICE. The total purchase price to be paid by Buyer to the Seller for all of the Seller's shares is:

          a. PROMISSORY NOTE. $20,900.00 shall be paid by Buyer's personal promissory note, payable to Seller, or its order, executed by Buyer and delivered to Seller at the closing and in the form attached hereto as Exhibit A (the "Note"). The Note shall provide in material part that the unpaid balance of the Purchase Price shall bear interest at 10% per annum, amortized over 3 years, but payable in equal monthly installments of $800.00 each and a final installment due on December 1, 2001 for the entire balance thereof (inclusive of principal and interest), with the first of which shall be payable on the first day of July, 1999, with each succeeding payment shall be payable on the first day of each succeeding month until paid in full. In the event of default, interest shall be payable to Sellers by Buyers at the rate of 12% per annum from the date of default until paid.

          b. CANCELLATION OF SELLER'S GUARANTY. Cancellation of Seller's guaranty to Buyer under that certain Asset Purchase and Sale Agreement dated as of April 1, 1998 between Seller and Buyer, a copy of which is attached as Exhibit A, (specifically paragraph 3.1(c) thereof).

          c. INDEMNIFICATION. Indemnification of Seller from any and all liability for any claims, demands, debts, taxes (including income payroll, and employment), or other obligations of the Corporation.

     3. SELLER'S REPRESENTATIONS AND WARRANTIES. To induce Buyer to purchase its stock, Seller represents and warrants the following:

          a. CORPORATION DULY ORGANIZED. Corporation is a business corporation organized in accordance with the laws of Colorado.

          b. CORPORATION IN GOOD STANDING. Corporation is in good standing. Buyer takes the risk and assumes the liability for all taxes currently due, including income and franchise taxes. Therefore, there are no representations as to the status of payment of any taxes by Seller to Buyer.

          c. STOCK PROPERLY ISSUED. Sellers' shares constitute all the issued and outstanding shares of Corporation's stock. The shares have been properly issued and are fully paid and nonassessable.

     4. BUYER'S REPRESENTATIONS. Buyer represents and warrants that Buyer has inspected Corporation's premises, inventory, furnishings, fixtures, equipment, and other physical assets and knows their condition. Buyer further represents and warrants that Buyer has examined Corporation's books of account and other business records and is satisfied that they properly reflect Corporation's past and present earnings and financial condition. Buyer represents and warrants that Buyer has not relied upon any representations by Sellers or others as to Corporation's past or present earnings or its prospects of future earnings.

     5. REPRESENTATION TO SURVIVE CLOSING. The representations and warranties contained in Paragraph 5 and 6 shall survive the closing.

     6. DOCUMENTS TO BE DELIVERED BY BUYER AT CLOSING. At closing, Buyer shall deliver to Seller:

          a. The Promissory Note, with full personal recourse, payable to Seller secured by a retained security interest in said stock.

     7. DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING. At the closing, Seller shall deliver to Buyer the following:

          a. STOCK CERTIFICATES. Certificate numbered _________ representing all of Corporation's capital stock, indorsed for transfer in blank;

          b. CORPORATE BOOKS AND RECORDS. Corporation's books of account and business records, minute book, stock transfer book, blank stock certificates, and seal; and

          c. AGREEMENTS. Copies of all agreements, contracts, and leases to which Corporation is a party.

     8.   ARBITRATION.   Any and all disputes between the parties arising
under this Agreement shall be determined by arbitration in Colorado Springs, Colorado before the American Arbitration Association in accordance with its rules then obtaining, and judgement may be entered upon the award.

     9. TIME AND PLACE OF CLOSING. It is anticipated that the closing of this Agreement and the performances of the obligations required hereunder will take place simultaneously at the signing of this Agreement. In the event that this is not the case, then closing shall take place at the offices of Berniger, Berg, Diver, Noecker & Wood-Ellis, LLC at 90 S. Cascade, Suite 310, Colorado Springs, Colorado, on December 31st, 1998 at 4:00 PM MDT, or such other time or place as the parties may agree upon in writing. Notwithstanding the date of closing, it is agreed that the effective date of closing for all purposes shall be October 1, 1998.

     10. APPLICABLE LAW. This Agreement shall be constructed in accordance with the laws of Colorado, the state in which Corporation is incorporated.

     11. ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective heirs, legal representatives, successors and assigns; provided, however, neither party may assign any of his rights hereunder without the prior written consent of the other party.

     12. MODIFICATION AND WAIVER. This Agreement constitutes the entire Agreement between the parties pertaining to the subject matter contained in it, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment hereto shall be binding unless executed in writing by all of the parties. No waiver of any provision of this Agreement will be deemed as, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     13. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument.

     14. INDEMNIFICATION. Buyer and Sellers agree to protect, indemnify, and hold the other harmless against and with respect to any loss, damage, or expense occasioned by any breach or alleged breach, falsity or failure of any of the representations, covenants, warranties or agreements of any such party contained herein or contained in any document transferred between Buyer and Seller in connection with this transaction.

     15. TIME IS OF THE ESSENCE. Time is of the essence hereof, and if any payment or any other condition hereof is not made, tendered or performed by either the Buyer or Seller as herein provided in this Agreement, then such party shall be deemed to be in default hereunder. In the event of such default by the Seller, and the Buyer elect to treat this Agreement as terminated, then all payments made shall be returned to the Buyer. Additionally, in the event of default by the Seller, Buyer may elect to treat this Agreement as being in full force and effect, and Buyer shall have the right to an action for specific performance and damages. In the event of default by the Buyer, Seller may elect to treat this Agreement as being in full force and effect, and Seller shall have the right to an action for specific performance and damages, as well as any other remedies allowed in law or equity.

     IN WITNESS WHEREOF, the parties have executed this Agreement for the Sale of Business by the Transfer of Capital Stock on December 23rd, 1998.

                              SELLER:

                              GLOBAL CASINOS, INC.


                              By:
                                   ---------------------------------
                                   Its President

                              BUYER:


                              --------------------------------------
                              WILLIAM C. MARTIN